Exhibit (C)(4)

Project Gold    Presentation to the Goldfinch Special Committee: Situation Update Strictly Private and Confidential Goldman Sachs & Co. LLC    November 17, 2017

Disclaimer                These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the special committee of the Board of Directors (the “Special Committee”) of Goldfinch (the “Company”) in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction. Goldman Sachs’ investment banking division maintains regular, ordinary course client service dialogues with clients and potential clients to review events, opportunities, and conditions in particular sectors and industries and, in that connection, Goldman Sachs may make reference to the Company, but Goldman Sachs will not disclose any confidential information received from the Company. The Confidential Information has been prepared based on historical financial information, forecasts and other information obtained by Goldman Sachs from publicly available sources, the management of the Company or other sources (approved for our use by the Company in the case of information from management and non-public information). In preparing the Confidential Information, Goldman Sachs has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and Goldman Sachs does not assume any liability for any such information. Goldman Sachs does not provide accounting, tax, legal or regulatory advice. Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or any other party to any transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained in the Confidential Information do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Goldman Sachs’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Goldman Sachs does not assume responsibility if future results are materially different from those forecast. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any transaction or strategic alternative referred to herein as compared to any other transaction or alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such Confidential Information and Goldman Sachs assumes no responsibility for updating or revising the Confidential Information based on circumstances, developments or events occurring after such date. The Confidential Information does not constitute any opinion, nor does the Confidential Information constitute a recommendation to the Special Committee, any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the one hand, and Goldman Sachs, on the other hand.    1

Trading Update and Implied Offer($ in millions, except per share data) Goldfinch at Offer PricesGoldfinch at Trading PricesBlue Jay at Trading PricesCash Election Unit Election BlendedPre-Rumor¹ CurrentUndisturbed² CurrentPrice per Share³$ 23.00 $ 21.21 $ 22.11$ 19.01 $ 23.92 $ 23.68 $ 21.97 % Change from Pre-Rumor / Undisturbed(3.6)%25.8%(7.2)% Diluted # Shares (mm)972.8970.9 973.7 707.0 706.6 Implied Equity Value $ 21,507$ 18,457 $ 23,292 $ 16,743 $ 15,524Implied Equity Value to Public Shareholders $ 7,427 $ 6,850 $ 14,277$ 25.00 $ 24.00$ 23.92 $ 23.00$ 22.11 $ 22.00$ 21.97$ 21.00Offer of $23.00Per Share $ 20.00Received $ 19.00$ 18.006-Nov-17 7-Nov-17 8-Nov-179-Nov-17 10-Nov-1711-Nov-1712-Nov-17 13-Nov-17 14-Nov-1715-Nov-17 16-Nov-17Goldfinch Blue JayImplied Offerâ´Source: Blue Jay offer letter dated 11-Nov-2017, Bloomberg, public company filings, IBES Estimates, SNL Financial; Market data as of 16-Nov-2017 unless otherwise stated ¹ Share price as of 6-Nov-2017. ² Share price as of 10-Nov-2017. ³ Unit Election price per share based on Blue Jay share price as of 16-Nov-2017 and exchange ratio of 0.9656. 4 Implied Offer price based 50% of $23.00 cash election price plus 50% of implied unit election price of 0.9656 times Blue Jay share price.2

Goldman Sachs

Proposed Goldfinch Work Plan

INVESTMENT BANKING DIVISION

Illustrative Timeline | Assumes Receipt of Requested Information Today, 17-Nov

Workstream	Responsibility	Timing	# Bus. Days Post Offer
1. Receive and Diligence Draft Standalone Business Plan		**ASAP**	**-**
– Diligence of financial projections with Goldfinch management	Goldfinch / GS		
2. Approve Business Plan for Financial Analysis		**Tues 21-Nov**	**6**
– Special Committee call to review and consider business plan	SC / GS / STB		
3. Prepare Preliminary Financial Analysis		**Wed 29-Nov**	**11**
– Preliminary analysis of Goldfinch status quo based on draft business plan – Discounted cash flow analysis – Present value of future share price analysis – Other financial analyses, as appropriate	GS		
– Review of public valuation reference points for Blue Jay – Trading history / consensus trading multiples – Analyst price targets / NAV estimates	GS		
– Preliminary analysis of potential strategic alternatives for Goldfinch – Spin lower-performing assets – Sale or JV of lower-performing assets – Sale to another buyer (strategic or financial)	GS		
– Preliminary ability-to-pay analysis – For Blue Jay and any potential competing bidders – Based on consensus estimates for acquirer(s)	GS		
– Analysis of other strategic considerations such as flowback potential	GS		
4. Review Preliminary Financial Analysis		**Thu 30-Nov**	**12**
– Presentation of preliminary financial analysis	GS		
– Evaluation of alternatives	SC / GS / STB		
5. Determine Appropriate Response to Blue Jay		**Thu 30-Nov**	**12**
– Calibrate response to Blue Jay based on initial review of analysis	SC / GS / STB		
– Prepare script / letter / media strategy, as appropriate	SC / GS / STB / JF		
6. Respond to Blue Jay		**Fri 1-Dec**	**13**
– Deliver response to Blue Jay	SC		

3

Possible Responses to Blue Jay

Range of Alternatives

INVESTMENT BANKING DIVISION

Goldfinch Responses	Rationale	Considerations	Potential Blue Jay Reactions
1 "No. We're not for sale"	■ Signals that the proposal is not a starting point for a negotiation ■ Might be appropriate even if Special Committee decides to consider alternative strategy vs. status quo	■ As a practical matter, Goldfinch will likely have to make response public ■ Will likely result in press / shareholder scrutiny, potentially requiring Goldfinch to provide additional visibility on standalone business plan	■ Walk away ■ Pursue alternative means of communication, e.g. approach other Goldfinch shareholders ("escalation")
2 "Not at this price"	■ Signals to Blue Jay that Goldfinch may be open to a transaction at the "right" price / consideration mix	■ Blue Jay will perceive as an invitation to re-bid ■ Lack of additional information provided may draw out process (risk multiple rounds of proposals)	■ Walk away ■ Probe for more information / pursue alternate means of communication ■ Improve / revise terms to meet expectations ■ Escalation
3 Counteroffer	■ Signals seriousness in pursuing transaction	■ Places a cap on potential transaction price	■ Walk away ■ Improve / revise terms to meet expectations ■ Escalation
4 Sign a Confidentiality Agreement and Begin Bilateral Negotiations	■ Demonstrates willingness to transact ■ Provides opportunity for enhanced reverse due diligence at an early stage	■ May be more challenging to get Blue Jay to increase offer ■ If negotiations become public, creates strong expectations that a transaction will take place ■ In light of Blue Jay's 13D position, public disclosure may be required	■ Sign confidentiality agreement ■ Probe for more information / pursue alternative means of communication
5 Establish Broader Auction	■ May maximize shareholder value if there is real competition	■ Level of interest from alternative buyers ■ Difficult to reverse course ■ Blue Jay's existing stake	■ Walk away ■ Participate in process

4

Possible Responses to Blue Jay    Response Script                Goldfinch Responses Sample Script    1 “No. We’re not for sale”                2 “Not at this price”    ï® “The Special Committee has examined your proposal with our advisors and is not interested. We are pursuing our independent strategy and your proposal does nothing to make us want to go in another direction.”    ï® “The Special Committee has examined your proposal and determined that your proposal is not acceptable. However, we would be willing to engage in further discussions at a higher offer price with a larger cash component.”    ï® “The Special Committee has examined your proposal and determined that your proposal is not 3    Counteroffer acceptable. However, if the offer was $XX.00 per share and included a larger cash component, we would    be willing to sit down and talk. Otherwise, we are not interested.”    Sign a Confidentiality ï® “We have examined the proposal with our advisors and determined that your proposal is not acceptable. 4 Agreement and BeginHaving said that, we would be willing to engage in further discussions if you agree to a confidentiality Bilateral Negotiations agreement and allow us to perform diligence on your company to better evaluate your offer”                5 Establish Broader Auction    ï® “The Special Committee has examined your proposal and determined that your proposal is not acceptable. However, the Special Committee intends to explore other strategic alternatives, including a sale of the business. We plan to contact other potential buyers, and encourage you to consider a more competitive offer.”    5

Appendix A: Supplemental Materials

Mall Performance Over Time    Green Street Implied Cap Rates | Last Five Years                7.0%                Average 3-M Avg YTD 3Y 5Y                Goldinch 6.22% 5.99% 5.46% 5.51%    6.5% MAC 5.93 5.84 5.08 5.25                SPG 6.09 5.89 5.27 5.26                 TCO 5.86 5.47 5.15 5.24                6.04% 6.0%                6.03%                5.76% 5.5%                5.52%                5.0%                 4.5%                Goldfinch MAC SPG TCO 4.0%                Nov-2012 Nov-2013 Nov-2014 Nov-2015 Nov-2016 Nov-2017 2012 2013 2014 2015 2016 2017 Goldinch 5.61% 5.60% 5.49% 5.19% 5.31% 5.99% MAC 5.76 5.52 5.37 4.73 4.93 5.70 SPG 5.21 5.23 5.23 4.98 5.05 5.89 TCO 5.23 5.39 5.37 5.03 4.99 5.47 Source: Green Street Advisors; Market data as of 16-Nov-2017                Supplemental Materials                7

Mall Performance Over Time    P / NTM FFO | Last Ten Years                NTM-Time Weighted P/FFO Multiple                30x    Average 3M YTD 3Y 5Y 10Y                Goldfinch 13.1 x 14.2 x 16.9 x 17.0 x 16.8 x    MAC 13.7 14.8 18.1 17.8 15.2    SPG 13.4 14.0 16.9 17.2 15.7 25x    TCO 13.1 15.5 18.9 19.2 17.6                20x    15x 15.8 x 14.9 x    14.5 x 13.2 x 10x                5x    Goldfinch MAC SPG TCO 0x Nov-2007 Jul-2009 Mar-2011 Nov-2012 Jul-2014 Mar-2016 Nov-2017    Average 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 YTD Goldfinch - - - 16.0 x 15.0 x 17.9 x 17.3 x 17.2 x 18.3 x 17.5 x 14.2 x MAC 16.5 9.9 5.7 14.2 16.4 17.7 17.5 17.8 20.3 18.3 14.8 SPG 15.9 12.0 9.3 14.8 16.4 19.0 17.8 17.5 18.3 17.7 14.0 TCO 18.7 14.3 9.9 15.4 19.3 22.2 19.9 19.6 21.4 18.9 15.5                 Source: Bloomberg, Capital IQ, and IBES as of 16-Nov-2017 Note: Goldfinch only shown post-exit from bankruptcy in November 2010.    Supplemental Materials 8

Mall Performance Over Time    EV / NTM EBITDA | Last Ten Years                NTM-Time Weighted EV/EBITDA Multiple    35x Average 3M YTD 3Y 5Y 10Y                Goldfinch 14.4 x 14.7 x 16.7 x 17.3 x 17.4 x MAC 21.8 22.5 23.6 23.2 21.8 SPG 17.0 16.9 18.8 18.8 17.1 30x TCO 17.7 18.2 18.5 17.6 15.9                25x 24.4 x    20x 18.9 x 16.6 x 16.0 x 15x    10x    Goldfinch MAC SPG TCO 5x Nov-2007 Jul-2009 Mar-2011 Nov-2012 Jul-2014 Mar-2016 Nov-2017    Average 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 YTD Goldfinch - - - 16.9 x 16.8 x 18.8 x 18.3 x 17.8 x 17.8 x 17.0 x 14.7 x MAC 19.7 17.3 14.8 21.3 24.0 25.1 23.1 22.4 23.8 24.1 22.5 SPG 16.0 14.3 12.6 14.5 16.6 19.4 18.7 19.1 19.4 19.6 16.9 TCO 13.5 13.1 11.0 13.8 15.6 17.8 16.5 16.4 18.3 18.8 18.2                 Source: Bloomberg, Capital IQ, and IBES as of 16-Nov-2017 Note: Goldfinch only shown post-exit from bankruptcy in November 2010.    Supplemental Materials 9

Blue Jay IFRS NAV Inputs: Core Retail30-Sep-201730-Sep-201631-Dec-2015TerminalTerminalTerminalDiscount Capitalization Investment Discount Capitalization Investment Discount Capitalization Investment Rate Rate Horizon Rate Rate Horizon Rate Rate HorizonUnconsolidated PropertiesUnited States 6.9% 5.5% 10 7.5% 5.9% 10 7.4% 5.8% 10NOI at Share (3Q Annualized)$ 656$ 640$ 668Implied CapImplied CapImplied CapRateRateRateValue of Operating Real Estate $ 12,905 5.1%$ 12,336 5.2%$ 12,521 5.3% (+) Net Non-Real Estate Assets 1,4232,0651,989(-) Debt Obligations (5,545)(5,341)(5,722)(-) Non-Controlling Interest (148)(208)(209)Equity Attributable to Unitholders $ 8,635$ 8,852$ 8,579Source: Company filings Note: Full year 2015 figures shown due to different reporting method prior to 31-Dec-2015.Supplemental Materials 10

Goldman Sachs

Blue Jay IFRS NAV Inputs: Core Office

INVESTMENT BANKING DIVISION

	30-Sep-2017			30-Sep-2016			31-Dec-2015		
	Discount Rate	Terminal Capitalization Rate	Investment Horizon	Discount Rate	Terminal Capitalization Rate	Investment Horizon	Discount Rate	Terminal Capitalization Rate	Investment Horizon
Consolidated Properties									
United States	6.9 %	5.6 %	11	7.0 %	5.6 %	12	6.9 %	5.7 %	12
Canada	6.3	5.5	10	6.2	5.6	10	6.1	5.5	10
Australia	7.1	6.1	10	7.4	6.2	10	7.6	6.2	10
Europe[1]	–	–	–	6.0	5.0	12	6.0	5.1	12
Brazil	9.7	7.6	7	9.3	7.5	10	9.3	7.5	10
Unconsolidated Properties									
United States	6.5 %	5.4 %	10	6.5 %	5.4 %	11	6.3 %	5.3 %	11
Australia	7.0	5.9	10	7.3	6.4	10	7.4	6.1	10
Europe[2]	4.8	4.9	10	5.1	5.0	10	5.1	5.1	10

	30-Sep-2017	*Implied Cap Rate*	30-Sep-2016	*Implied Cap Rate*	31-Dec-2015	*Implied Cap Rate*
NOI at Share (3Q Annualized)		**$ 1,320**		**$ 1,404**		**$ 1,448**
Value of Operating Real Estate	$ 31,432	4.2 %	$ 30,871	4.5 %	$ 33,123	4.4 %
(+) Net Non-Real Estate Assets	2,805		3,548		2,215	
(-) Debt Obligations	(17,834)		(17,047)		(17,379)	
(-) Non-Controlling Interest	(2,084)		(2,176)		(1,975)	
Equity Attributable to Unitholders	**$ 14,319**		**$ 15,196**		**$ 15,984**	

Source: Company filings
Note: Full year 2015 figures shown due to different reporting method prior to 31-Dec-2015.
[1] In the third quarter of 2017, 20 Canada Square in London was sold. The remaining Europe properties are valued on a residual land value method.
[2] Certain properties in Europe accounted for under the equity method are valued using both discounted cash flow and yield models. For comparative purposes, the discount and terminal capitalization rates and investment horizon calculated under the discounted cash flow method are presented in the table above.

Supplemental Materials 11

Blue Jay IFRS NAV Inputs: Opportunistic

INVESTMENT BANKING DIVISION

	30-Sep-2017				30-Sep-2016				31-Dec-2015			
	Discount Rate	Terminal Capitalization Rate	Investment Horizon	Direct Capitalization Rate	Discount Rate	Terminal Capitalization Rate	Investment Horizon	Direct Capitalization Rate	Discount Rate	Terminal Capitalization Rate	Investment Horizon	Direct Capitalization Rate
Consolidated Properties												
Opportunistic Office	9.4 %	6.8 %	8	N/A	10.8 %	8.3 %	6	N/A	11.5 %	8.3 %	6	N/A
Opportunistic Retail[1]	8.6	7.6	10	N/A	8.1	N/A	N/A	8.1 %	N/A	N/A	N/A	7.5 %
Industrial	7.0	6.4	10	N/A	7.4	N/A	10	N/A	7.6	6.8	10	N/A
Multifamily[2]	N/A	N/A	N/A	4.8 %	4.8	N/A	N/A	4.8	N/A	N/A	N/A	5.1
Triple Net Lease[2]	N/A	N/A	N/A	6.4	6.2	N/A	N/A	6.2	N/A	N/A	N/A	6.3
Self-storage[2]	N/A	N/A	N/A	5.8	6.1	N/A	N/A	6.1	N/A	N/A	N/A	N/A
Student Housing[2]	N/A	N/A	N/A	5.8	6.0	N/A	N/A	6.0	N/A	N/A	N/A	N/A
Manufactured Housing[2]	N/A	N/A	N/A	5.8	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Unconsolidated Properties												
Opportunistic Office	6.8%	6.0%	10	N/A	9.0%	7.8%	5	N/A	8.3%	7.4%	5	N/A
Opportunistic Retail[1]	13.5	8.2	11	N/A	N/A	N/A	N/A	7.0%	N/A	N/A	N/A	7.2
Industrial	6.5	6.0	10	N/A	7.0	6.2	10	N/A	7.1	6.5	10	N/A
Multifamily[2]	N/A	N/A	N/A	5.2 %	N/A	N/A	N/A	5.3 %	N/A	N/A	N/A	5.4 %
NOI at Share (3Q Annualized)			**$ 748**				**$ 660**				**$ 524**	

	30-Sep-2017	*Implied Cap Rate*	30-Sep-2016	*Implied Cap Rate*	31-Dec-2015	*Implied Cap Rate*
Value of Operating Real Estate	$ 8,810	8.5 %	$ 7,221	9.1 %	$ 6,329	8.3 %
(+) Net Non-Real Estate Assets	4,193		3,584		3,774	
(-) Debt Obligations	(7,581)		(6,168)		(5,654)	
(-) Non-Controlling Interest	(108)		(208)		(198)	
Equity Attributable to Unitholders	**$ 5,314**		**$ 4,429**		**$ 4,251**	

Source: Company filings
Note: Full year 2015 figures shown due to different reporting method prior to 31-Dec-2015.
[1] Direct capitalization method used for Opportunistic Retail in 2015.
[2] The valuation method used to value multifamily, triple net lease, self-storage, student housing, and manufactured housing properties is the direct capitalization method. The rates presented as the discount rate relate to the overall implied capitalization rate. The terminal capitalization rate and investment horizon are not applicable.

Supplemental Materials 12

Common Stock Comparison

Goldman Sachs
INVESTMENT BANKING DIVISION

Sorted by 2019E FFO Multiple
($ in millions, except per share data)

Company	Closing Price 16-Nov-2017	% of 52 Week High	Dividend Yield	Equity Market Cap (1)	Enterprise Value (1)	Net Debt / EV	Net Debt / 2017E EBITDA	EBITDA Multiples (2) 2018	EBITDA Multiples (2) 2019	FFO Multiples (2) 2018	FFO Multiples (2) 2019	Implied Cap Rate (3)	Prem. to NAV (3)
Goldfinch - All Cash Offer (4)	**$ 23.00**	**86.4 %**	**3.8 %**	**$ 22,386**	**$ 40,599**	**44.1 %**	**8.0 x**	**17.7 x**	**17.3 x**	**14.3 x**	**13.5 x**	**6.0 %**	**(16.8)%**
Goldfinch - All Unit Offer (4)	**$ 21.21**	**79.7 %**	**4.1**	**20,628**	**38,841**	**46.1**	**8.0**	**17.0**	**16.5**	**13.2**	**12.5**	**6.3**	**(23.3)**
Goldfinch - 50/50 Cash Unit Offer (4)	**$ 22.11**	**83.0 %**	**4.0**	**21,507**	**39,720**	**45.1**	**8.0**	**17.3**	**16.9**	**13.7**	**13.0**	**6.1**	**(20.0)**
Goldfinch - Pre-Rumor (6-Nov-17) (4)	**$ 19.01**	**71.4 %**	**4.6**	**18,457**	**36,670**	**48.8**	**8.0**	**16.0**	**15.6**	**11.8**	**11.2**	**6.7**	**(31.2)**
Blue Jay - Current (5)	**$ 21.97**	**88.0 %**	**5.4**	**15,516**	**50,595**	**63.3**	**13.3**	**20.3**	**20.0**	**14.6**	**13.9**	**NA**	**(25.5)**
Blue Jay Undisturbed (10-Nov-17) (5)	**$ 23.68**	**94.9 %**	**5.0**	**16,743**	**51,833**	**61.8**	**13.3**	**20.8**	**20.5**	**15.7**	**15.0**	**NA**	**(19.7)**
Goldfinch Peers													
Macerich	$ 64.66	88	4.6	9,829	17,428	43.6	8.2	18.6	18.0	15.7	15.4	5.5	(15.6)
Taubman Centers	55.73	73	4.5	4,817	9,753	46.9	8.8	18.1	16.7	14.4	14.1	5.8	(36.8)
Simon Property Group	159.87	85	4.5	58,555	88,453	33.7	4.7	13.6	13.2	13.1	12.6	6.0	(24.1)
Peers - High		88.2 %	4.6 %	$ 58,555	$ 88,453	46.9 %	8.8 x	18.6 x	18.0 x	15.7 x	15.4 x	6.0 %	(15.6)%
Peers - Mean		82	4.5	24,401	38,545	41.4	7.2	16.7	16.0	14.4	14.0	5.8	(25.5)
Peers - Median		85	4.5	9,829	17,428	43.6	8.2	18.1	16.7	14.4	14.1	5.8	(24.1)
Peers - Low		73	4.5	4,817	9,753	33.7	4.7	13.6	13.2	13.1	12.6	5.5	(36.8)

[1] Source: Latest publicly available financial statements. Equity Market Cap based on diluted shares outstanding.
[2] Sources: Projected EBITDA and FFO are based on IBES median estimates. All research estimates have been calendarized to December. EBITDA estimates per IBES for MAC,SPG and TCO adjusted for JV EBITDA based on 3Q2017 annualized JV EBITDA per financial supplements, held constant over the projection period.
[3] Per Green Street Advisors.
[4] Pro Forma for the exercise of warrants by Blue Jay, ADIA and Future Fund.
[5] Pro Forma for the exercise of Goldfinch warrants.

Supplemental Materials
13